EXHIBIT 3.5

CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

OF

FREEZE TAG, INC.

Adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware

Freeze Tag, Inc., (the "Corporation"), a corporation organized and existing under the laws of the State of Delaware, by its duly authorized officers, does hereby certify:

FIRST: That on October 23, 2015, the Board of Directors of the Corporation has duly adopted resolutions (i) authorizing the Corporation to execute and file with the Secretary of State of the State of Delaware an amendment of the Corporation's Certificate of Incorporation to increase the authorized shares of the Corporation's Common Stock; (ii) change the par value of the Corporation's authorized common stock and preferred stock to $0.00001 per shares; and (iii) declaring such amendments to be advisable.

SECOND: That upon the effectiveness of this Certificate of Amendment of the Certificate of Incorporation, the Certificate of Incorporation is hereby amended by amending and restating the first paragraph of Article IV to read as follows:

"The corporation is authorized to issue two classes of capital stock, designated Common Stock (hereinafter referred to as "Common Stock") and Preferred Stock (hereinafter referred to as "Preferred Stock"). The amount of total capital stock of the corporation is 2,010,000,000 shares, consisting of 10,000,000 shares of Preferred Stock, $0.00001 par value, and 2,000,000,000 shares of Common Stock, $0.00001 par value."

THIRD: That, in accordance with the provisions of the Delaware General Corporation Law, the holders of the majority of the issued and outstanding shares of the Corporation entitled to vote thereon approved the amendment, by written consent, on October 23, 2015.

FOURTH: That the amendment was duly adopted in accordance with the provisions of Sections 228 and 242 of the Delaware General Corporation Law by the Board of Directors and stockholders of the Corporation.

FIFTH: This Certificate of Amendment shall be effective upon filing.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of the Certificate of Incorporation to be executed by Craig Holland, its Chief Executive Officer and President, and attested to by Mick Donahoo, its Chief Financial Officer, this 8th day of February, 2016.

FREEZE TAG, INC.

By:	/s/ Craig Holland
Craig Holland
Chief Executive Officer and President

ATTEST:

/s/ Mick Donahoo

Mick Donahoo

Chief Financial Officer